FIRST AMENDMENT
                                     to
                            EXCESS BENEFIT PLAN



     THIS AMENDMENT, adopted by the Board of Directors of Fairfield Communities, Inc. (the "Corporation") on May 11, 1995, is retroactively effective as of February 1, 1994.

     1. Recitals. The Corporation, at a meeting of its Board of Directors held February 1, 1994, adopted the Excess Benefit Plan (the "Plan"), to provide certain benefits to employees of the Corporation and its subsidiaries. In order to clarify the operation of the Plan, the Corporation, at a meeting of its Board of Directors held on May 11, 1995, amended the Plan, with such amendment effective retroactively as of February 1, 1994.

     2.  Amendment.  The Plan is hereby amended by deleting the existing
Section 3.01 of the Plan in its entirety and substituting the following:

     Section 3.01. Allocations. If, with respect to any Plan Year, the allocation made to the Employer Contribution Account ("Account") of a Participant under the Profit-Sharing Plan is less than the allocation that would have been made for the benefit of such Participant but for the application of the limitations on benefits under Code Sections 415(c), 415(e) or 401(a)(17), the Participant shall be entitled to have his Excess Benefit Plan Account credited with an amount equal to the difference obtained by subtracting (a) the actual amount of the allocation made for the benefit of such Participant for the Plan Year from (b) the amount of the allocation that would have been made for such Participant for such Plan Year but for the application of such Code limitations, provided that if the amount of such credit would be negative, the amount of such credit shall be determined to be zero, and further provided that, in determining the amount of such credit, the term "Compensation", as used in the Profit-Sharing Plan, for purposes of calculating the allocation that would have been made under (b) above for such Participant but for the application of such Code limitations, shall only include such Participant's base salary, wages, commissions and cash bonuses (including any amounts thereof which have been deducted for 401(k) plans, salary reduction deferral agreements or Section 125 cafeteria style plans, et al.), and not other income which may be reflected on such Participant's Federal income tax withholding statement (Form W-2) or its subsequent equivalent. Such allocation shall be made at such time as this allocation would have been made to the Profit-Sharing Plan, if determinable, otherwise as of the last day of the corresponding year.

     3. Effect. Except as hereby amended, the Plan shall continue in full force and effect.

                              FAIRFIELD COMMUNITIES, INC.

                              By: /s/ Marcel J. Dumeny
                                 --------------------------
                                      Secretary